Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Applied Digital Solutions, Inc. and subsidiaries of our report dated February 20, 2004 (with respect to Note 17, March 1, 2004, with respect to the reverse stock split, April 5, 2004, with respect to the disposition of a reporting unit, April 19, 2004) on our audits of the consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the two-year period ended December 31, 2003, and related financial statement schedules included in Applied Digital Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended.

/s/ EISNER LLP
Eisner LLP
New York, New York
December 8, 2004